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                                                                  EXHIBIT 99.1

Thank you _________________.
Good morning everyone. Today I would like to update you on the forecast for our existing properties for the balance of 2001, and to walk you through the impact of the Empress acquisition on our financial statements.

We indicated earlier that we felt that EBITDA from the 5 existing properties would be approximately $200 million for 2001, and we are still comfortable with this range.

As it related to the Empress Acquisition, I would like to share the following:

INCOME STATEMENT - The property has generated $76 million of EBITDA on a LTM basis through June. Horseshoe recently reported 2nd Quarter EBITDA of $21 million on revenues of $70 million, and 6 month EBITDA of $42 million on revenues of $138 million. We expect EBITDA for the balance of 2001 to be approximately $28-30 million (for the 5 months) with the recent trends continuing through the 3rd quarter and allowing for some negative impact in the 4th quarter from the anticipated opening of Harrah's barge in October.

DEPRECIATION & AMORT - Based on our preliminary estimate of the purchase price allocation, we expect depreciation expense to increase by approximately $8.0 million per year. In addition, we expect to record approximately $12-13 million amortizable intangibles that will amortize at approximately $2.5 million per year.


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Fixed Asset Base approximately $60-65 million

Based on Preliminary Purchase Price Allocation, which will be finalized by the time we report 3rd quarter earnings.

INTEREST EXPENSE - Interest expense will increase because of the additional borrowings to complete the purchase.

         $200m Sub Notes @ 9.0% = 18m/yr

         $275m Term B @ 8.0% = 22m/yr

         DFC $13m

BALANCE  SHEET - Book value of Fixed Assets approximately $60 million

         -   Intangibles increase just under $400 million

         -   Def Fin Costs $13 million

         -   LTD Pro Forma at 6/30/01


        -------------- ---------------- ------------- --------------
                             ACT             ADJ         PRO FORMA
        -------------- ---------------- ------------- --------------
        LOC                  227.2                           227.2
        -------------- ---------------- ------------- --------------
        Sub Dbt              350.0            200.0          550.0
        -------------- ---------------- ------------- --------------
        Un Prem                8.7                             8.7
        -------------- ---------------- ------------- --------------
        Term Debt                             275.0          275.0
        -------------- ---------------- ------------- --------------
        Jazz                   5.4                             5.4
        -------------- ---------------- ------------- --------------
                             591.3            475.0          1066.3
        -------------- ---------------- ------------- --------------

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Based on the combination of these factors we expect Joliet to generate an incremental 70-75(cent) per share in free cash flow on an annual basis. Capital for Joliet for the first year will be approximately $10 million then maintenance capital will stabilize at the $6-7 million range. Additionally, we are now comfortable in estimating 3rd quarter earnings at $.60 to $.63 and $2.10 to $2.15 for 2001. During our 3rd quarter conference call, we plan to provide guidance for 2002 which is consistent with our past practice, at that time we should have the final purchase price allocation completed for Joliet. As most of you are aware, one of the conditions of getting this license, we will be getting out of the Kenosha project. Therefore, in the 3rd quarter, we will be taking an approximate $2.0 million charge or $.04 per share after tax related to that investment.

Please note that while we are comfortable with these 2001 estimates, there are still factors that could impact fiscal 2001 results, including:

         - The continued maturation of the Cincinnati market including the performance of Belterra.

         - Market growth has slowed in all markets, except Chicago, in last several months.

         - Harrah's Joliet expansion expected to be completed in October.

         - General economic conditions in light of recent news of financial markets, profit forecasts, layoffs, energy prices, etc.

At this time I would entertain any questions you may have, however, we don't want to answer property-specific forecasts except Joliet.